                                                                    Exhibit 99.2

 Contacts:    David A. Slack, CFO - or         Beverly Twing
              Michael T. Perkins,              Investor Relations
              Manager of Investor Relations    Shelton Communications
              (708) 867-9600                   (972) 385-0286

                 STRATOS LIGHTWAVE COMPLETES PARACER ACQUISITION

CHICAGO (April 1, 2002) - Stratos Lightwave, Inc., (NASDAQ: STLW) a leading supplier of optical subsystems and optical components, today announced that it has completed its previously announced acquisition of Paracer, Inc., based in Santa Clara, California. Paracer designs and manufactures Parallel Optics transceivers and subsystems. The addition of Paracer to the Stratos family provides a key element in its optical backplane strategy and expands the Stratos 10Gig product portfolio.

Under the terms of the agreement, Paracer became a wholly owned subsidiary of Stratos and their shareholders received approximately 5.6 million shares of Stratos common stock. Stratos also assumed approximately $1 million of debt (net of cash). The transaction will be accounted for as a purchase and is intended to qualify as a tax-free reorganization.

ABOUT STRATOS LIGHTWAVE

Stratos Lightwave, Inc. (NASDAQ: STLW) develops, manufactures and sells optical subsystems and components for high data rate networking, data storage, and telecommunications applications. These optical subsystems are used in local area networks (LANs), storage area networks (SANs), metropolitan area networks
(MANs), wide area networks (WANs), and central office networking in the telecommunications market. The company also designs, manufactures, and sells a full line of optical components and cable assemblies for use in these networks.

ABOUT PARACER

Paracer offers a family of products that serve a broad spectrum of applications, including optical backplanes, very-short-reach box-to-box interconnections (VSR-1 and VSR-3) as defined by the optical inter-networking forum (OIF) and emerging high speed server interconnections as defined in the Infiniband specifications. Paracer has introduced the industry's first hot pluggable parallel fiber optic transmitters and receivers. All of Paracer's products are based on the company's proprietary intellectual property portfolio which covers the design architecture, plastic lens design, and simplified optic assembly procedures. The products are designed for high yield in manufacturing, making them immediately available in high volume. In addition, they provide high in-service reliability and yield through our customer's own manufacturing process.

This press release contains predictions, estimates and other forward-looking statements regarding anticipated revenue growth, customer orders, manufacturing capacity and financial performance. All forward-looking statements in this press release are based on information available to the company as of the date hereof, and we assume no obligation to update any such forward-looking statements. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from any future performance suggested. These factors include rapid technological change in the optical communications industry; fluctuations in operating results; the Company's dependence on a few large customers; and competition. Other risk factors that may affect the Company's performance are listed in the Company's annual report on Form 10-K and other reports filed from time to time with the Securities and Exchange Commission.

For additional information contact Stratos Lightwave at 7444 W. Wilson Ave., Chicago, IL USA 60706-4549; Tel: 708.867.9600. Fax: 708.867.0996.